EXHIBIT 3.1


I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "THE UNITED STATES BASKETBALL LEAGUE, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF MAY, A.D. 1984, AT 9 O'CLOCK A.M.










                                             /S/ Edward J. Freel
                                            Edward J. Freel, Secretary of State
2036407 8100

001253249
                                            Authentication 0446456
                                            Date: 05-18-00




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                                                           701500007

                                                           FILED
                                                           MAY 29 1984

                             CERTIFICATE OF INCORPORATION
                                          OF
                       THE UNITED STATES BASKETBALL LEAGUE, INC.


I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:  The name of the corporation is:

                  THE UNITED STATES BASKETBALL LEAGUE, INC.

SECOND: The registered office of the corporation is to be located at c/o United Corporate Services Inc., 410 South State Street, in the City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent at that address is United Corporate Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall be authorized to issue the following shares:

                                   Number of
             Common                  Shares                Par Value

             COMMON                   1,000                   $01

FIFTH:            The name and address of the incorporator are as follows:

                  Name                               Address

                  Ray A. Barr                        9 East 40th Street
                                                     New York, New York 10016

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:


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(1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or In the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide. (2) The Board of Directors shall have power without the assent or vote of the stockholders:

(a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation: to fix and vary the amount to be reserved for any proper purpose: to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits: and to fix the times for the declaration and payment of dividends.

(b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stockledger) or any of them, shall be open to the inspection of the stockholders.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation: subject, nevertheless to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of then and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title S of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors
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or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may we, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the of perjury, this twenty-third day of May, 1984.

                                                      /S/  Ray A. Barr
                                                      Ray A. Barr, Incorporator